Exhibit 10.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AGREEMENT

BETWEEN

JOSPONG GROUP OF COMPANIES

AND

ZERO NOX, INC.

This Collaboration Agreement (hereinafter referred to as the “AGREEMENT”) is made on the 16th day of May, 2022.

BETWEEN

JOSPONG GROUP OF COMPANIES (“Jospong”), a limited liability company registered under the laws of Ghana, and having its principal office at Nmai Djorn, near Ayensu River Estates, Ashalley Botwe, with its head office at Nmai Djorn, Accra, Ghana and represented by its lawful representative MR. NOAH GYIMAH, Chief Investment Officer (hereinafter called “Jospong” and which expression shall where the context permits include its assigns and successors) of the first part,

AND

ZERO NOX, INC. (“ZeroNox”), a corporation registered under the laws of the State of California in the United States of America, and having its principal Office at 1343 S. Main St., Porterville, CA 93257, and represented by its CEO, Vonn R. Christenson (hereinafter referred to as “ZN” and which expression shall where the context permits include its assigns and successors) of the other part.

Jospong and ZeroNox are hereinafter individually referred to as a “Party”, as the context requires, and collectively as the “Parties”.

WHEREAS:

a.	JOSPONG GROUP OF COMPANIES is one of the most diversified companies in Ghana with over 60 subsidiaries in about 14 sectors of the economy, including Waste Management, ICT, and Banking as well as Automobile and Equipment.

b.	ZOOMLION GHANA LIMITED (“Zoomlion” or “ZGL”) is a subsidiary of Jospong, and is a limited liability company duly registered under the laws of Ghana with extensive expertise in Waste Management Services.

c.	ZERO NOX, INC. is a corporation registered under the laws of the State of California in the United States of America with extensive expertise in the Electrification of Vehicles and Microgrids.

d.	The Parties entered into a Memorandum of Understanding (“MOU”) dated October 1, 2021 regarding the electrification of Zoomlion’s Waste Management Trucks and establishment of ZeroNox Distribution Hubs in Ghana and selected surrounding African countries.

e.	The Parties have expressed the intention to execute this collaboration Agreement to ensure the realisation of the electrification of ZGL Waste Management Trucks as stated in the MOU which was signed by the parties.

AGREED TERMS

1.	INTERPRETATION

1.1            The definitions and rules of interpretation in this clause apply in this agreement.

Act: [to be inserted]

Business Day: a day other than a Saturday, Sunday or public holiday in Ghana when banks are open for business.

Term: has the meaning set out in clause [2].

Input: in relation to a party, the services, resources, manpower or other tangibles or intangibles that such party provides in accordance with this agreement in relation to the Project.

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Project: The Electrification of selected Zoomlion’s Waste Management Trucks and establishment of ZeroNox Distribution Hubs in Ghana and selected surrounding African countries.

1.2            Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3            The Schedule forms part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedule and any Project Schedule agreed between the parties and incorporated within this Agreement.

1.4            References to clauses and Schedules are to the clauses and Schedules of this agreement and references to paragraphs are to paragraphs of the Schedule.

1.5            A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.6            A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.7            Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.8            Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.9            A reference to any party shall include that party's personal representatives, successors and permitted assigns.

1.10          A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.11          A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.12          A reference to writing or written includes fax and e-mail.

1.13          Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.14          Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15          Any reference to this agreement terminating shall, where the context requires, include a reference to this agreement terminating by expiry.

2.	Term

This Agreement is effective upon the day and date last signed and executed by the duly authorized representatives of the parties to this Agreement and shall terminate within two [2] years of the date of execution (the “Initial Period”). Upon expiry of the initial period, the parties may mutually agree in writing to extend the term of this Collaboration Agreement.

3.	Collaboration and Co - operation

Jospong and ZeroNox have agreed to work together to combine their know-how, expertise, efforts, knowledge and experience to mutually undertake the implementation of the project [Electrification of selected Zoomlion’s Waste Management Trucks and establishment of ZeroNox Distribution Hubs in Ghana and selected surrounding African countries]. This agreement describes their understandings and commitments to this collaborative effort.

The Parties herein agree to unite their efforts and shall exercise joint co-operation for the purpose of ensuring the successful execution of the project in accordance to the terms of this Agreement.

4.	Existing Arrangements

Nothing in this agreement shall restrict either party's right to continue to conduct its business activities or arrangements that existed on the Commencement Date or that otherwise come into being outside the scope of this Agreement.

However, as the parties will be working together in relation to the Project where each party may have access to information or Intellectual Property Rights of the other, each party acknowledges that the other party will need to protect such information and Intellectual Property Rights in accordance with clause [28] and clause [ 36].

5.	Pilot Program of Project.

The parties agree that ZeroNox will complete a pilot program as outlined in Appendix 1, which will involve electrification of three ZGL’s Waste Management trucks

5.1	It is agreed by the parties that under the Pilot Program to be implemented by the parties, Jospong will provide ZeroNox with three (3) of ZGL’s Waste Management trucks.

5.2	It is agreed by the parties that Jospong will execute a purchase order for 1,000 e-kits to electrify 1,000 additional ZGL Waste Management trucks over the next 2 years, which will be installed by Jospong/ZGL employees upon the successful execution of the pilot program.

6.	Obligations/Responsibility of Jospong

Jospong agrees to acquire **** shares in ZeroNox by investing **** at the current ****/share price pursuant to ZeroNox’s PPM dated February 1, 2022.

7.	Obligations/Responsibility of ZeroNox

7.1	It is agreed between the parties that ZeroNox will complete pilot program as outlined in Appendix 1, which will involve electrification of three ZGL’s Waste Management trucks.

7.2	It is further agreed that one of the ZGL Waste Management trucks will be shipped to ZeroNox’s facility in California at ZeroNox’s expense.

7.3	It is agreed the other two ZGL Waste Management trucks will be electrified on-site in Ghana by ZeroNox agents.

7.4	It is agreed that ZeroNox’s agents will train ZGL employees to install future e-kit orders.

7.5	Pricing information for the e-kits is detailed in Appendix 2. A feasibility study with some pricing comparatives is included as Appendix 3.

7.6	It is agreed that ZeroNox will maintain possession of the one ZGL Waste Management truck in California as a support tool until all 1,000 e-kits have been delivered, at which time Jospong will be entitled to have the truck shipped back to their possession in Ghana at ZeroNox’s expense.

8.	Validation of Project.

8.1	The two pilot trucks in Ghana will be subject to validation of the following required milestones:

a.	Single Charge Operating Range: 80 km standard route within a 12-14 hour run time

b.	Charging Time: 10 hours or less

c.	Waste Management trucks will perform duties in a similar manner as their combustion engine counterparts

8.2	It is further agreed between the parties that once the electrification of the two ZGL Waste Management trucks in Ghana have passed validation as outlined in clause (8.1) above, along with project funding being in place through the Green Climate Fund and/or another funding source (funding source is required to purchase mass order of e-kits by Jospong and can include either a source that funds the project for Jospong or a source who purchases the e-kits directly from ZeroNox and leases it back to Jospong), then Jospong will execute a purchase order for 1,000 e-kits to electrify 1,000 additional ZGL Waste Management trucks over the next 2 years, which will be installed by Jospong/ZGL employees.

9.	The Scope of obligations

The Parties agree to undertake any further obligations in furtherance of project. Accordingly, the Parties agree to undertake and execute any such other obligations related to the execution of the project subject to the express mutual agreement by the Parties and on terms and conditions to be agreed on. The Parties hereby agree to the establishment of a profitable business collaboration for their mutual benefits and interests, and agree that both Jospong and ZeroNox have the consent, capability and the support from stakeholders in their respective countries to deliver the above mentioned objectives, subject to the express mutual agreement by the Parties and on terms and conditions to be agreed on.

10.	Decision-making structure and Authority

All significant decisions regarding the collaboration which are mutually agreed upon by and between the parties to this Agreement shall be incorporated by written instrument, and shall be deemed effective when executed and signed by all parties to this Collaboration Agreement.

11.	Resource Commitment to the Collaboration

It is agreed between the parties that each party shall generally contribute:

a.	The time and effort and expertise required for the performance of the project.

b.	Careful attention to risk assessment and risk mitigation, including maintaining appropriate insurance coverage and ensuring appropriate supervision for staff, and volunteers, and efficient use of funds, facilities and equipment contributed to the collaboration.

12.	Information flow and Project Management

12.1	To enable the parties to maximize the benefits of their collaboration, each party shall:

12.1.1	engage the other in planning discussions in relation to the Project from time to time; and

12.1.2	facilitate regular discussions between appropriate members of its personnel and those of the other party in relation to the Project, including in relation to:

12.1.2.1	performance and issues of concern in relation to the Project;

12.1.2.2	new developments and resource requirements; and

12.1.2.3	such other matters as may be agreed between the parties from time to time.

12.2	Each party shall supply to the other party information and assistance reasonably requested by it relating to the Project as is necessary to enable that other party to perform its own obligations in relation to the Project.

13.	Termination

Either party has the right to terminate this Collaboration Agreement by notice in writing in the event:

•	of breach of the terms and obligations set forth under this agreement and failure to remedy such breach within fourteen (14) days of receiving written notice of such breach from that party,

•	of breach of the confidentiality clause

or

•	where a party becomes insolvent, bankrupt or is wound up, makes a general assignment or compromise for the benefit of its creditors, suffers or permits the appointment of a receiver, trustee, judicial manager, administrator or such similar officer over any of its business or assets, or becomes the subject of any proceedings relating to insolvency or the protection of creditors’ rights and fails to have those proceedings struck out or dismissed within fourteen (14) days of commencement of such proceedings.

14.	Consequences of termination

14.1            On termination of this agreement, the following clauses shall continue in force:

14.1.1	Clause [1] (Interpretation);

14.1.2	Clause [28] (Confidentiality)

14.1.3	Clause [33] (Data protection);

14.1.4	Clause [36] (Intellectual property);

14.1.5	Clause [31] (Indemnity);

14.1.6	Clause [14] (Consequences of termination);

14.1.7	Clause [ 27] (Force majeure);

14.1.8	Clause [ 37] (Notices);

14.1.9	Clause [19] (Severability);

14.1.10	Clause [26] (No partnership or agency);

14.1.11	Clause [29] (Waiver);

14.1.12	Clause [20] (Third party rights);

14.1.13	Clause [16] (Entire agreement);

14.1.14	Clause [25] (Dispute Resolution);

14.1.15	Clause [23] (Governing law); and

14.1.16	Clause [24] (Jurisdiction).

14.2	Termination of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement, which existed at or before the date of termination.

14.3	On termination of this agreement, each party shall as soon as reasonably practicable after termination of this agreement:

14.3.1	return or destroy (as directed [in writing] by the other party) any documents, handbooks, or other information or data provided to it by the other party for the purposes of this agreement. If reasonably required by the other party, it shall provide written evidence (in the form of a letter signed by it no later than 21 days after termination of this agreement) that these have been destroyed and that it has not retained any copies of them; and

14.3.2	return all of the other party's equipment and materials, failing which, the other party may enter the relevant premises and take possession of them. Until these are returned or repossessed, that party shall be solely responsible for their safe-keeping.

General Provisions

15.	Amendments.

Either party may request amendments to this Agreement. Any changes, modifications, revisions or amendments to this Agreement which are mutually agreed upon by and between the parties to this Agreement shall be incorporated by written instrument, and effective when executed and signed by all parties to this Agreement.

16.	Entirety of Agreement.

This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

Each party agrees that it shall have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this agreement. No party shall have any claim for innocent or negligent misrepresentation based on any statement in this agreement.

17.	Language

This agreement is drafted in the English language. If this agreement is translated into any other language, the English language version shall prevail.

18.	Compliance with Laws and Regulations

Each Party undertakes to comply with all applicable laws and regulations in connection with its performance of this Agreement. The provisions of this Clause shall survive the expiry or termination of this Agreement for any reason howsoever arising.

19.	Severability.

Should any portion of this Agreement be judicially determined to be illegal or unenforceable, the remainder of the Agreement shall continue in full force and effect, and either party may renegotiate the terms affected by the severance.

20.	Third Party Beneficiary Rights.

Except as expressly provided elsewhere in this agreement, a person who is not a party to this agreement shall not have any rights to enforce any term of this agreement.

The rights of the parties to terminate, rescind or agree on any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

21.	Cost

Each party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this agreement and any documents referred to in it.

22.	Relationship

This Collaboration Agreement is intended to create a binding legal relationship between the parties.

23.	Governing Law

This Collaboration Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England.

24.	Jurisdiction

Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

25.	Dispute resolution.

All Disputes between parties arising in connection with the Agreement, its qualification, interpretation, execution or termination, which cannot be settled amicably between the Parties within a period of Fifteen (15) days shall be finally resolved through a selected and mutually agreed mediator who shall conduct proceedings according to the JAMS International Mediation Rules. To initiate the mediation a party must give notice in writing (ADR notice) to the other party to the dispute requesting mediation. The mediation will commence not later than 14 days after the date of the ADR notice, subject to mediator availability through JAMS.

26.	No partnership or agency

It is clear and understood that nothing in this Agreement shall be considered as establishing an Agency, Employment, Partnership or Joint Venture relationship between the Parties, nor limiting the powers or rights of a Party to carry on its separate business.

27.	Force Majeure

Neither party to this Agreement shall be liable to the other for any delay or non-performance of its obligations under this Agreement to the extent that such non-performance is due to a Force Majeure Event.

28.	Confidential Information

Confidential Information means all confidential information (however recorded or preserved) disclosed by a party or its employees, officers, representatives or advisers (together with its Representatives) to the other party and that party's Representatives [whether before or] [after the date of this agreement] in connection with the Project, including information which:

(a)	would be regarded as confidential by a reasonable business person, relating to:

(i)	the business, assets, affairs, customers, clients, suppliers, or plans of the disclosing party (or of any member of the Group of companies to which the disclosing party belongs); and

(ii)	the operations, processes, product information, know-how, designs, trade secrets or software of the disclosing party [(or of any member of the Group of companies to which the disclosing party belongs); and

(b)	is developed by the parties in the course of carrying out this.

The provisions of this clause shall not apply to any Confidential Information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or its Representatives in breach of this clause); or

(b)	was available to the receiving party on a non-confidential basis before disclosure by the disclosing party; or

(c)	was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party's knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party; or

(d)	the parties agree in writing is not confidential or may be disclosed; or

(e)	is developed by or for the receiving party independently of the information disclosed by the disclosing party.

Each party shall keep the other party's Confidential Information confidential and shall not:

(a)	use such Confidential Information except for the purpose of exercising or performing its rights and obligations under this agreement in relation to the Project (Permitted Purpose); or

(b)	disclose such Confidential Information in whole or in part to any third party, except as expressly permitted by this clause.

A party may disclose the other party's Confidential Information to those of its Representatives who need to know such Confidential Information for the Permitted Purpose, provided that:

(a)	it informs such Representatives of the confidential nature of the Confidential Information before disclosure; and

(b)	it procures that its Representatives shall, in relation to any Confidential Information disclosed to them, comply with the obligations set out in this clause as if they were a party to this agreement, and at all times, it is liable for the failure of any Representatives to comply with the obligations set out in this clause.

A party may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by law, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of such disclosure as possible.

Each party reserves all rights in its Confidential Information. No rights or obligations in respect of a party's Confidential Information other than those expressly stated in this agreement are granted to the other party, or to be implied from this agreement.

On termination of this agreement, each party shall:

(a)	return to the other party all documents and materials (and any copies) containing, reflecting, incorporating or based on the other party's Confidential Information;

(b)	erase all the other party's Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically practicable); and

(c)	certify in writing to the other party that it has complied with the requirements of this clause, provided that a recipient party may retain documents and materials containing, reflecting, incorporating or based on the other party's Confidential Information to the extent required by law or any applicable governmental or regulatory authority. The provisions of this clause shall continue to apply to any such documents and materials retained by a recipient party.

(d)	Except as expressly stated in this agreement, no party makes any express or implied warranty or representation concerning its Confidential Information.

29.	Waiver

29.1	A waiver of any right or remedy under this agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

29.2	A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

30.	Assignment

Neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

31.	Indemnity

Each party (indemnifying party) shall indemnify the other party (indemnified party) against all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other [reasonable] professional costs and expenses) suffered or incurred by the indemnified party arising out of or in connection with:

(a)	any claim made against the indemnified party for actual or alleged infringement of a third party's Intellectual Property Rights arising out of or in connection with:

(i)	the indemnified party's use in accordance with this agreement of Intellectual Property Rights licensed to it by the indemnifying party under this Agreement;

(ii)	the receipt or use by the indemnified party of Inputs or other items or services provided by the indemnifying party in relation to the Project;

If a payment due from the indemnifying party under this clause is subject to tax (whether by way of direct assessment or withholding at its source), the indemnified party shall be entitled to receive from the indemnifying party such amounts as shall ensure that the net receipt, after tax, to the indemnified party in respect of the payment is the same as it would have been were the payment not subject to tax.

Nothing in this clause shall restrict or limit the indemnified party's general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity.

32.	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorized representatives).

33.	Data protection

Each party shall ensure that it complies with the requirements of all legislation and regulatory requirements in force from time to time relating to the use of personal data.

34.	Further Assurance

Each Party undertakes with the other Party that it will do such acts and things as the other Party may reasonably require for the purpose of giving to it the full benefit of this Agreement.

35.	Counterparts

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

36.	Intellectual Property

This agreement does not transfer any interest in Intellectual Property Rights. All Intellectual Property Rights developed or created by a party pursuant the Project shall be owned by that party.

37.	Notice.

Any notice required under this Agreement or given in connection with it, shall be made in writing and shall be given to the abovementioned address of each party in this Agreement, by personal delivery or by certified mail, postage prepaid, or delivery services.

38. Signature.

In witness whereof, the parties to this Collaboration Agreement through their duly authorized representatives have executed this Agreement on the days and dates above mentioned and certify that they have read, understood, and agreed to the terms and conditions of this Agreement as set forth herein.

Signed for and on behalf of JOSPONG GROUP OF COMPANIES

By:	/s/ JOSEPH SIAW AGYEPONG (EC)
Witness:	NOAH GYIMAH
Signature	CHIEF INVESTMENT OFFICER
Name	NOAH GYIMAH

Signed for and on behalf of ZERO NOX, INC.

By: Mr. Vonn R. Christenson	CEO
Witness:
Signature	/s/ Vonn R. Christenson
Name	Robert Cruess, President